Exhibit 99.2

FIRST QUARTER 2012 FINANCIAL RESULTS REVIEW

May 3, 2012

This Financial Results Review discusses period-over-period changes in Freddie Mac’s consolidated comprehensive income (loss), credit performance and Segment Earnings. Additional information about these matters is available in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and the company’s Consolidated Financial Statements, Core Tables, Financial Results Press Release and Supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Selected Financial Data

		Three Months Ended
		March 31,	December 31,	March 31,
($ Millions)		2011	2011	2012

1	Net interest income	$4,540	$4,683	$4,500
2	Provision for credit losses	(1,989)	(2,578)	(1,825)
3	Non-interest loss(1)	(1,252)	(971)	(1,516)
4	Non-interest expense(2)	(697)	(553)	(596)
5	Net income	$676	$619	$577
6	Total other comprehensive income	2,064	887	1,212
7	Comprehensive income	$2,740	$1,506	$1,789
	Credit Performance (at period end, except for Net charge-offs)
8	Net charge-offs	$2,981	$3,156	$3,264
9	as a % of average total mortgage portfolio (annualized)	0.60%	0.65%	0.68%
10	Non-performing assets	$124,438	$129,152	$127,951
11	as a % of total mortgage portfolio	6.4%	6.8%	6.8%
12	Loan loss reserve	$39,305	$39,461	$38,296
13	as a % of total mortgage portfolio	2.02%	2.08%	2.03%
14	REO ending property inventory(3)	65,174	60,555	59,323

(1)	Includes derivative gains (losses), impairment expense and other non-interest income (loss).
(2)	Includes total administrative expenses, real estate owned (REO) operations expense and other expenses.
(3)	Includes single-family and multifamily REO properties.

Consolidated Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) plus total other comprehensive income (loss). Freddie Mac’s comprehensive income (loss) can vary significantly from quarter to quarter due to changes in fair values as a result of changes in interest rates and mortgage spreads. Conditions in

Freddie Mac First Quarter 2012 Financial Results Review
May 3, 2012

the U.S. housing and mortgage markets can also have a significant impact on the company’s financial results from period to period. Changes in key components of the company’s comprehensive income are discussed below.

Net interest income was $4.5 billion for the first quarter of 2012, compared to $4.7 billion for the fourth quarter of 2011. Net interest income principally consists of the net interest margin, or spread, between the company’s mortgage-related investments portfolio and the unsecured debt which funds those investments. Net interest yield, which represents net interest income expressed as an annualized percentage of average interest-earning assets, was 83 basis points for the first quarter of 2012, compared to 85 basis points for the fourth quarter of 2011. The decreases in net interest income and net interest yield primarily reflect a decline in the average balance of higher-yielding mortgage-related assets due to continued liquidations, partially offset by lower funding costs.

Provision for credit losses was $1.8 billion for the first quarter of 2012, compared to $2.6 billion for the fourth quarter of 2011. The decrease in the provision for credit losses in the first quarter of 2012 reflects a reduction in the volume of loans transitioning to seriously delinquent status combined with stabilizing loss severities.

The company’s loan loss reserve balance (which represents its estimate of probable incurred losses on loans held for investment and loans underlying the company’s financial guarantees) is increased by the provision for credit losses and reduced by net charge-offs. The company’s loan loss reserve was $38.3 billion as of March 31, 2012, compared to $39.5 billion as of December 31, 2011.

Freddie Mac First Quarter 2012 Financial Results Review
May 3, 2012

Derivative gains (losses) were a loss of $1.1 billion for the first quarter of 2012, compared to a loss of $766 million for the fourth quarter of 2011. Derivatives are used to reduce Freddie Mac’s exposure to interest-rate risk, but they generally increase the volatility of earnings because fair value changes on the company’s derivative portfolio are included in earnings while fair value changes associated with several of the types of assets and liabilities being hedged are not. The increase in derivative losses reflected fair value losses on the company’s option-based derivatives as long-term interest rates increased and implied volatility declined during the first quarter of 2012. Losses on option-based derivatives were partially offset by fair value gains on the company’s interest-rate swaps.

Net impairment of AFS securities recognized in earnings was $564 million for the first quarter of 2012, compared to $595 million for the fourth quarter of 2011. When Freddie Mac determines that a decrease in the fair value of an available-for-sale (AFS) security below amortized cost basis is other-than-temporary and the company does not have the intent to sell the security and it is not likely that the company will be required to sell the security prior to recovery of its unrealized loss, the credit-related portion of the impairment is recognized in earnings, while the non-credit-related portion of the impairment is recorded in accumulated other comprehensive income (loss), net of taxes (AOCI). The slight decrease in net impairment expense reflects a smaller increase in expected losses on the company’s subprime securities. For a description of the term “subprime”, see the “Glossary” in Freddie Mac’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

REO operations expense was $171 million for the first quarter of 2012, compared to $80 million for the fourth quarter of 2011. REO operations expense primarily consists of expenses incurred to

Freddie Mac First Quarter 2012 Financial Results Review
May 3, 2012

maintain foreclosed properties, valuation adjustments on properties, disposition gains or losses, and recoveries from credit enhancements, such as mortgage insurance. The increase in REO operations expense primarily reflects higher taxes and insurance related to the company’s REO properties. The increase was further driven by reduced recoveries due to continued weakness of the financial condition of mortgage insurers, combined with a decline in reimbursements of losses from seller/servicers associated with repurchase requests. These increases in REO operations expenses were partially offset by higher disposition gains during the first quarter of 2012.

Administrative expenses were $337 million for the first quarter of 2012, or 6.5 basis points (annualized), of the average total mortgage portfolio, compared to $380 million, or 7.3 basis points (annualized), for the fourth quarter of 2011. The decrease was largely due to lower salaries and employee benefits expense.

Total other comprehensive income was $1.2 billion for the first quarter of 2012, compared to $887 million for the fourth quarter of 2011. Total other comprehensive income (loss) represents the change in AOCI and is driven primarily by changes in the fair value of the company’s AFS securities. The increase in total other comprehensive income primarily reflects a smaller adverse impact of spread widening on the fair value of certain non-agency AFS securities.

Credit Performance

Net charge-offs were $3.3 billion for the first quarter of 2012, or 0.68 percent (annualized) of the average total mortgage portfolio, excluding non-Freddie Mac securities, compared to $3.2 billion, or 0.65 percent (annualized), for the fourth quarter of 2011. The company believes the level of its charge-offs will continue to remain high and may increase in the remainder of 2012, in part due to the substantial number of underwater mortgage loans in its single-family credit guarantee portfolio as well as its substantial inventory of seriously delinquent loans.

Non-performing assets were $128.0 billion, or 6.8 percent of the total mortgage portfolio, excluding non-Freddie Mac securities, at March 31, 2012, compared to $129.2 billion, or 6.8 percent, at December 31, 2011. The decrease was primarily due to a decline in the rate at which loans transitioned

Freddie Mac First Quarter 2012 Financial Results Review
May 3, 2012

into serious delinquency during the first quarter of 2012 combined with continued high levels of REO dispositions.

REO Activities — Freddie Mac had 59,323 REO properties at March 31, 2012, compared to 60,555 at December 31, 2011. The decline in REO inventory primarily reflects a decrease in the volume of single-family foreclosures caused by delays in the foreclosure process, combined with continued strong levels of REO disposition activity. The company acquired 23,805 properties and disposed of 25,037 properties during the first quarter.

Segment Earnings and Comprehensive Income

Freddie Mac’s operations consist of three reportable segments, which are based on the type of business activities each performs — Investments, Single-family Guarantee and Multifamily.

Investments Segment Earnings were $1.6 billion for the first quarter of 2012, compared to earnings of $2.3 billion for the fourth quarter of 2011. The decrease in segment earnings was primarily driven by reduced derivative gains and lower interest income. Comprehensive income for the Investments segment was $2.0 billion for the first quarter of 2012, compared to $2.3 billion for the fourth quarter of 2011. The decrease reflects lower segment earnings, partially offset by a larger improvement in the fair value of non-agency AFS mortgage securities.

Single-family Guarantee Segment Earnings (loss) were a loss of $1.7 billion for the first quarter of 2012, compared to a loss of $2.2 billion for the fourth quarter of 2011. The decrease in segment loss was primarily driven by the lower provision for credit losses. Comprehensive income (loss) for the Single-family Guarantee segment approximated Segment Earnings (loss) for both the first quarter of 2012 and the fourth quarter of 2011.

Multifamily Segment Earnings were $624 million for the first quarter of 2012, compared to $555 million for the fourth quarter of 2011. The increase in segment earnings was primarily due to higher gains on mortgage loans recorded at fair value in the first quarter of 2012. Comprehensive income for the Multifamily segment was $1.5 billion for the first quarter of 2012, compared to $1.4 billion for the fourth quarter of 2011. The increase primarily reflects higher segment earnings as well as higher fair value gains on commercial mortgage-backed securities in the first quarter of 2012.

For additional information on Segment Earnings, including the method the company uses to present Segment Earnings, see “MD&A — CONSOLIDATED RESULTS OF OPERATIONS — Segment Earnings” and “NOTE 13: SEGMENT REPORTING” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

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Freddie Mac First Quarter 2012 Financial Results Review
May 3, 2012

This results review contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its efforts under the Making Home Affordable program, the servicing alignment initiative and other programs to assist the U.S. residential mortgage market, future business plans, liquidity, capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments, implementation of new accounting guidance, credit losses, internal control remediation efforts, and results of operations and financial condition on a GAAP, Segment Earnings and fair value basis. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage-to-debt option-adjusted spread, credit outlook, actions by FHFA, Treasury, the Federal Reserve, SEC, HUD, the Obama Administration, and Congress, and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances after the date of this financial results review or to reflect the occurrence of unanticipated events.